                                                                                                    NEWS RELEASE

For immediate release

RadioShack Appoints Robert E. Abernathy to Board of Directors

FORT WORTH, Texas, Nov. 21, 2011 — RadioShack Corp. (NYSE: RSH), a leading national retailer of innovative mobile and technology products, services and accessories, today announced that Robert E. Abernathy, 57, has been elected to the Company’s Board of Directors.

Mr. Abernathy is the North Atlantic consumer products group president for Kimberly-Clark Corp., a publicly traded global health and hygiene company, and has served that company in various capacities for almost three decades. Mr. Abernathy’s election expands the Board’s membership from eight to nine directors.

Mr. Abernathy has been group president since 2008, with responsibilities that include oversight of the company’s consumer business in North America and Europe, related customer development and supply chain organizations, and its global nonwovens business. Since joining Kimberly-Clark in 1982, Mr. Abernathy has also served as group president for developing and emerging markets, group president for business-to-business, managing director of Kimberly-Clark Australia Pty. Limited, and vice president of North American diaper operations.

Daniel R. Feehan, non-executive chairman of the board of RadioShack Corp., said, “Robert’s significant and wide-ranging experience managing businesses in the global consumer products sector will provide a highly relevant perspective to our Board. We are very pleased he is joining us, and look forward to his contribution.”

Mr. Abernathy earned his bachelor’s degree in chemistry from the University of Alabama in Tuscaloosa, Ala., and his master’s degree from the Institute of Paper Chemistry at Lawrence University in Appleton, Wis. He serves on the boards of Kimberly-Clark de Mexico and the Fox Cities Performing Arts Center in Appleton, Wis.

About RadioShack Corporation

RadioShack is a leading national retailer of innovative mobile technology products and services, as well as products related to personal and home technology and power supply needs. The Shack® offers consumers a targeted assortment of wireless phones and other electronic products and services from leading national brands, exclusive private brands and major wireless carriers, all within a comfortable and convenient shopping environment. RadioShack employs approximately 33,000 people globally, including a team of friendly and helpful sales experts who have been recognized for delivering the best customer service in the wireless industry. RadioShack’s retail network includes approximately 4,670 company-operated stores in the United States and Mexico, more than 1,490 wireless phone centers in the United States, and approximately 1,120 dealer and other outlets worldwide. For more information on RadioShack Corp., please visit www.radioshackcorporation.com; to purchase items online, please visit www.radioshack.com. RadioShack® and The Shack® are registered trademarks licensed by RadioShack Corp.

Analysts and investors contact:
Molly R. Salky, vice president of investor relations
817.415.3189 or molly.salky@radioshack.com

Members of the media contact:
Media relations
817.415.3300 or media.relations@radioshack.com

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